UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2015 (December 10, 2015)

PEABODY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (314) 342-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective December 10, 2015, the Board of Directors of Peabody Energy Corporation (the “Company”) modified its Amended and Restated Bylaws (the “Bylaws”) to implement “proxy access,” a means for stockholders to include stockholder-nominated director candidates in the Company’s proxy materials for annual meetings of stockholders. The proxy access process under the Bylaws will first be available to stockholders in connection with the Company’s 2017 annual meeting of stockholders.

Article I, Section 1.10 has been added to the Bylaws, and related amendments to Section 1.2 have been made, to permit a stockholder, or group of not more than twenty stockholders (collectively, an “eligible stockholder”) meeting specified eligibility requirements to include director nominees in the Company’s proxy materials for annual meetings. In order to be eligible to use the proxy access provisions, eligible stockholders, among other requirements, must have owned 3% or more of the Company’s outstanding common stock continuously for at least three years. The maximum number of stockholder-nominated candidates under the proxy access provisions of the Bylaws is equal to the greater of two directors or the largest whole number that does not exceed 20% of the number of directors in office as of the last day on which a proxy access notice may be delivered.

The foregoing proxy access provisions are subject to additional eligibility, procedural and disclosure requirements set forth in Article I, Section 1.10 of the Bylaws. The foregoing description of the amendments to the Bylaws does not purport to be complete and is qualified in its entirety by reference to the complete text of the Bylaws, a copy of which is filed herewith as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is filed as part of this report:

Exhibit No.            Description
3.1                Amended and Restated Bylaws of Peabody Energy Corporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

December 16, 2015	By:	/s/ A. Verona Dorch
Name: A. Verona Dorch
Title: Executive Vice President, Chief Legal Officer, Government Affairs and Corporate Secretary